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FOR IMMEDIATE RELEASE:

                   CONOLOG REPORTS SECOND QUARTER 2004 RESULTS

Somerville, NJ - March 22, 2004: Conolog Corporation (NASDAQ: CNLG) today reported second quarter results for the six months ended January 31, 2004. The Company reported total revenues of $434,958, a decrease of 18% or $93,877 from $528,835 reported for the same period a year ago.

Revenues were $858,682 for the six months ended January 31, 2004, a decrease of 15% or $146,220 from $1,004,902 reported for the same six-month period ended January 31, 2003. The Company attributes decreased revenues to a decline in the Company's military and other sales that paralleled the economy in general.

During the second quarter ended January 31, 2004, the Company reported a net operating loss of $25,779 or ($0.02) per share as compared to a net operating profit of $17,007 or $0.03 per share for the quarter ended January 31, 2003. For the six months ended January 31, 2004 the Company realized a net operating loss of $132,880 or ($0.10) per share as compared to a net operating profit of $242,053 or $0.44 per share for the six month ended January 31, 2003. The Company attributed its six month loss to a decrease in both product and service revenue.

The Company reported a 39% increase in general and administrative expense as compared to the same period last year. The Company reported a 26% increase in selling and general administrative expenses for the six-month ended January 31, 2004 as compared to the same period last year. The Company attributed the increase to greater sales and marketing efforts to introduce the Company's PDR2000 product line.

About Conolog Corporation

Conolog Corporation designs and manufactures electromagnetic products to the military and provides engineering and design services and technical personnel placement to a variety of industries, government organizations and public utilities nationwide. The Company's INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081; National Financial Network, Geoffrey Eiten, Investor Relations; 781/444-6100, ext. 613 or email geiten@nfnonline.com, or visit www.nfnonline.com/cnlg.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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